A.C. Simmonds and Sons Inc., (BLVD Holdings Inc.) acquires worldwide license for mould remediation invention

TORONTO, ONTARIO--(Marketwired - April 16, 2014) - A. C. Simmonds and Sons Inc., (BLVD Holdings Inc.) (the "Company") (OTCQB:BLVO) - John G. Simmonds, Chairman and CEO of A. C. Simmonds and Sons Inc. is pleased to announce the acquisition of the worldwide licensing rights for the world’s only lab tested and proven mould remediation solution Rx100Remedy and related Rx100 Products.

Rx100Remedy has been clinically proven effective after many years in lab tests and on site success in the permanent removal of mould and insects, a multi-billion dollar global problem that affects hospitals, schools, hotels, government buildings and other institutional, commercial and private buildings. Prior to Rx100 additives and Rx100Remedy™ no permanent solution has been available for the complete remediation and successful, long-term removal of penicillium aspergillus, strachybotrys niger (black mould) and other basidiospores.

 “This innovative technology fits our corporate vision for products and services that improve the quality of life”, said John Simmonds. “All companies under the A.C. Simmonds and Sons umbrella contribute to our overall wellbeing, whether it be the food we eat, responsible waste management, renewable energy and new technologies, or leisure activities.”

"Serious lung infections caused by mould are preventable," said Donald Meade, President of Rx100 Remedy Inc. www.rx100remedy.com “We are partnering with companies worldwide that are incorporating Rx100 in paints, caulk, grout, plaster, compounds, plastics, adhesives, HVAC filters, insulation binders and drywall. The company is targeting to surpass its 3 year projections of $36US million in sales based on current bookings and partnerships”

According to most international health organizations, basidiospores are micro-organisms that transmit disease causing bacteria, fungi and viruses that can cause illness and threaten the health and well-being of millions of people.

About A. C. Simmonds and Sons

www.acsimmondsandsons.com

A.C. Simmonds and Sons, now in its 96th year, is a Canadian based company with interests across North America and a growing international presence. The Company is focused on acquiring profitable businesses for expansion and development in four growth sectors: international food, waste management, renewable energy and leisure. John G. Simmonds, Chairman and CEO co-founded the largest Canadian golf course operation and has successfully established and grown companies and built effective teams. Mr. Simmonds has served as chairman and board director of several public companies. A. C. Simmonds and Sons has initiated the process to change its name from BLVD Holdings Inc., (BLVO).

Forward-looking Statements

Note: This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. The Company cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Company's SEC filings. The Company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the Company's business, please refer to the risks and uncertainties detailed from time to time in the Company's SEC filings.

This release does not constitute an offer for sale of securities.

Contact Information

A.C. Simmonds and Sons Inc.(changing its name from BLVD Holdings Inc.)Don Fenton416-434-3681